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                                                                    EXHIBIT 99.1


                        NEWFIELD ISSUES 3,500,000 SHARES
     Proceeds to redeem $143.75 million of Convertible Preferred Securities


HOUSTON -- (MAY 22, 2003) - As previously announced, Newfield Exploration Company (NYSE:NFX) has agreed to issue 3,500,000 shares of its common stock for net proceeds of approximately $131.3 million. Newfield intends to use the proceeds to redeem the $143.75 million of 6.50% Cumulative Quarterly Income Convertible Preferred Securities (QUIPS) Due 2029.

         Upon the closing of the offering, the Company intends to deliver notice of redemption to holders of the QUIPS. The redemption will eliminate payment of $9.3 million in annual distributions on the QUIPS.

         Newfield had approximately 56.4 million diluted shares outstanding at the end of the first quarter of 2003. Approximately 3.9 million shares of Newfield's common stock underlie the QUIPS. Assuming that all of the QUIPS are redeemed for cash and not converted into common stock, the number of shares outstanding in the Company's diluted share count calculation will be reduced by about 423,000 shares.

         The shares were sold in an underwritten public offering through Morgan Stanley at a price net to Newfield of $37.54 per share.

         This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock described herein, nor shall there be any sale of these shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com

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